Exhibit 99.1

One Main Street
Evansville, IN 47708
oldnational.com

Media: Kathy A. Schoettlin (812) 465-7269
Investors: Lynell J. Walton (812) 464-1366

April 29, 2021

Old National Bancorp announces quarterly cash dividend

Evansville, Ind. (April 29, 2021) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding shares of common stock. The dividend is payable June 15, 2021, to shareholders of record on June 1, 2021. For purposes of broker trading, the ex-date of the cash dividend is May 28, 2021. Based on Old National’s closing price of $19.11 on April 28, 2021, the quarterly dividend represents an annualized dividend yield of 2.9%.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest bank holding company headquartered in Indiana. With $23.7 billion in assets, it ranks among the top 100 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for ten consecutive years.  Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships and keeping our clients at the center of all we do. This is an approach to business that we call The ONB Way. Today, Old National’s footprint includes Indiana, Kentucky, Michigan, Minnesota, and Wisconsin. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.